EXHIBIT 10.5

STATE OF NORTH CAROLINA
                                                        STOCKHOLDERS' AGREEMENT
COUNTY OF MECKLENBURG




         THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is executed effective as of the 29th day of May, 1997, between and among VERNON B. BRANNON, a resident of the State of North Carolina ("Brannon"), JOSEPH M. HARRIS, a resident of the State of North Carolina ("Harris"), PHILLIP J. ANTIS, a resident of the State of Virginia ("Antis"), (Brannon, Harris and Antis hereinafter sometimes referred to jointly as the "Stockholders" and singularly as "Stockholder"), and HLM OF NORTH CAROLINA, P.C., a North Carolina professional corporation with its principal office in Mecklenburg County, North Carolina (the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, Brannon is a certified public accountant duly licensed by the State of North Carolina, and owns one-third (1/3) of the issued and outstanding common stock of the Corporation (the "Brannon Shares"); and


         WHEREAS, Harris is an architect duly licensed by the North Carolina Board of Architects, and owns one-third (1/3) of the issued and outstanding common stock of the Corporation (the "Harris Shares"); and





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         WHEREAS, Antis is an engineer duly licensed by the North Carolina State
Board of Registration for Professional Engineers and Land Surveyors, and owns one-third (1/3) of the issued and outstanding common stock of the Corporation (the "Antis Shares"); and

         WHEREAS, the Brannon Shares, the Harris Shares and the Antis Shares collectively constitute all of the currently issued and outstanding common stock of the Corporation (the Brannon Shares, the Harris Shares and the Antis Shares being sometimes referred to individually and collectively hereinafter as the "Stock"); and

         WHEREAS, the Stockholders believe it to be for their best interests and for the best interests of the Corporation to provide for the purchase by the Corporation of a Stockholder's Stock upon his death; and

         WHEREAS, the Stockholders believe it to be for their best interests and for the best interests of the Corporation to restrict the transferability of the Stock as provided in this Agreement; and

         WHEREAS, the Stockholders believe it to be for their best interests and for the best interests of the Corporation that the

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Corporation have the ability to call the Stock of the Stockholders as provided in this Agreement; and


         WHEREAS, the Stockholders believe it to be for their best interests and for the best interests of the Corporation that the Stockholders act with unity with respect to all matters of the Corporation which are submitted to the Stockholders for approval, both in their capacity as stockholders and as Directors of the Corporation.

         NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Stock Transfer Restrictions. The Stockholders agree that no shares of the Stock shall be transferred except pursuant to and in compliance with the provisions of this Agreement. Transfers made in contravention hereof shall be void and shall not be recognized by the Corporation. No Stockholder may pledge or encumber all or any portion of the Stock without the prior written approval of the Corporation.


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         2. Obligatory Purchase Upon Death. Upon the death of a Stockholder, the
Corporation shall purchase, and the personal representative of the decedent's estate shall sell to the Corporation, all of the Stock owned by the deceased Stockholder at the time of his death, at such price as is determined in accordance with the provisions of Paragraph 5 and upon the terms and conditions of Paragraph 6 hereof. In the alternative, the deceased Stockholder's personal representative may propose a sale of the decedent's Stock to one (1) or more third parties, subject to the Corporation's approval thereof as provided in Paragraph 3 hereof.

         3.       Third Party Transfers.

                  (a) Notice of Intent to Transfer. No Stockholder may sell, pledge, give, or otherwise transfer (collectively, "Transfer") any or all of his Stock to any third party, whether voluntarily or involuntarily, without first obtaining the Corporation's written approval of such transfer. In the event a Stockholder desires to Transfer any or all of his Stock to a third party, he shall first provide the Corporation with written notice of such proposed Transfer, delivered in the manner provided herein (the "Transfer Notice"), naming the proposed third party
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         transferee and all transfer terms, including, without way of limitation, any proposed purchase price and terms.

                  (b) Approval or Denial of Proposed Transfer. The Corporation shall have the absolute discretion to approve or deny all or any part of any proposed Transfer (a "Stock Transfer"). The Corporation's approval or denial of a proposed Transfer shall be communicated in writing to the Stockholder proposing such Transfer within thirty (30) days following the Corporation's receipt of the Transfer Notice.

                  (c) Purchase by Corporation. In the event the Corporation denies or fails to approve as provided above a proposed Transfer to a third party of all or any portion of a Stockholder's Stock, then the Corporation shall purchase such Stock at such price as is determined in accordance with the provisions of Paragraph 5 and upon the terms and conditions of Paragraph 6 hereof.

         4. Corporation's Right to Call. The Corporation shall have the right at any time to purchase ("Call") all, but not less than all, of the Stock then owned by any or all of the Stockholders, at such purchase price as is determined in accordance with the provisions of Paragraph 5 and upon the terms and conditions of


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Paragraph 6 hereof. The Corporation shall exercise its right to Call (a "Stock
Call") a Stockholder's Stock by way of written notice to such Stockholder (the "Call Notice"), delivered in the manner provided herein.

         5. Purchase Price. The purchase price per share with respect to any and all purchases by the Corporation of a Stockholder's Stock hereunder shall be the Stockholder's adjusted cost basis per share of such Stock, as determined by the Corporation in its sole discretion (the "Purchase Price").



         6.       Payment of Purchase Price.

                  (a) Closing. The closing (the "Closing") for the purchase of the Stock of a Stockholder disposing of the same under this Agreement shall occur within sixty (60) days after (i) the qualification of such Stockholder's personal representative, in the event of a purchase following a Stockholder's death (but in no event later than one (1) year following the date of death), (ii) the delivery date of a Stockholder's Transfer Notice, in the event of a purchase following the Corporation's denial of or failure to approve a proposed Transfer by such Stockholder, or (iii) the delivery date of a Call Notice, in the event of a Call by the Corporation.

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                  (b) Delivery of Promissory Note. At the option of the
         Corporation, the Purchase Price shall be paid in good funds at the Closing or by the delivery of the Corporation's promissory note in the amount of the Purchase Price for such Stock, payable to the order of the selling Stockholder or his estate, as the case may be (the "Purchase Note"). The Purchase Note shall be due and payable in sixty
         (60) consecutive, equal, monthly installments, together with interest at the minimum annual rate allowable under the provisions of the Internal Revenue Code then in effect to prevent imputed interest, original issue discount or unstated interest. The first such installment of the Purchase Note shall be due thirty (30) days from the date of Closing and the remaining installments shall be due on the same date of each month thereafter until principal and interest shall be fully paid. The Purchase Note shall be prepayable at any time and from time to time in whole or in part, without penalty or unaccrued interest, at the option of the Corporation.

                  (c) Transfer of Title. Upon receipt of the Purchase Note, the selling Stockholder or his personal representative, as the case may be, shall deliver to the

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         Corporation the certificate(s) for the purchased Stock and such other instruments as are necessary and proper to transfer full and complete title thereto and said selling Stockholder or his estate shall thereafter have no further interest in the Corporation.

         7. Assignment of Rights to HLM Design, Inc. The parties acknowledge that it is in the parties' best interests that certain of the Corporation's administrative and managerial functions be performed by an outside managerial entity with established expertise in the Corporation's fields of endeavor, and that toward such end the Corporation has entered into a Management and Services Agreement with HLM Design, Inc., a Delaware corporation ("HLM Design") for the provision of such services. The parties further acknowledge and agree that in order to assure consistency and continuity in the management of the Corporation's business and affairs, that with respect to all matters pertaining to the initiation of Stock Calls or the approval or denial of proposed Stock Transfers, the Corporation shall in all cases act in accordance with the written recommendations of HLM Design.

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         8. Endorsement on Certificates. Upon the execution of this Agreement, the certificates of Stock subject hereto shall be surrendered to the Corporation and endorsed as follows:

                  "This certificate is transferable only upon compliance with the provisions of a Stockholders' Agreement dated as of the 29th day of May, 1997, between and among the Corporation and certain of its stockholders, a copy of which is on file in the office of the Secretary of the Corporation."


         After endorsement, the certificates shall be returned to the Stockholders, who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of such Stock.

         9. Unity in Voting. The Stockholders each agree that with respect to all matters which are submitted to stockholder vote (and, to the extent that all or any of the three Stockholders serve in the capacity of Directors, then also with respect to all matters which are submitted to Director vote), prior to casting any vote with respect to any such matter, the Stockholders shall first notify one another of their respective voting intentions. No Stockholder shall be permitted to abstain from voting unless required by the provisions of the Corporation's bylaws or applicable law, such as, for example, in the event of a conflict of interest. In the event the Stockholders are not in unanimous

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agreement with respect to any particular matter to be voted upon, then the vote of two-thirds (2/3) of the Stockholders shall be deemed to be the agreed upon vote of all of the Stockholders, and the Stockholder who is not in agreement with the other two (2) shall nevertheless cast all of his votes in unity therewith.

         10. Termination. This Agreement shall terminate upon the occurrence of any of the following events:

                  (a)      Cessation of the Corporation's business;

                  (b) Bankruptcy, receivership or dissolution of the Corporation; or

                  (c) The voluntary agreement of all parties who are then bound by the terms hereof.

         Upon the termination of this Agreement, each Stockholder shall surrender to the Corporation the certificates for his Stock and the Corporation shall issue to such Stockholder, in lieu thereof, new certificates for an equal number of shares without the endorsement set forth in Paragraph 8 hereof.

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         11. Notices. All notices, offers and acceptances or rejections thereof required to be given hereunder, shall be given by certified mail to the parties hereto at the addresses listed below, or at such other address as may be stated from time to time, and shall be deemed delivered upon deposit in the United States mail, postage prepaid:

         To the
         Corporation:                 HLM of North Carolina, P.C.
                                      121 West Trade Street, Suite 2950
                                      Charlotte, NC  28202
                                      ATTN:  Vernon B. Brannon


         With a Copy to:              Shirley J. Linn, Esq.
                                      Underwood Kinsey Warren & Tucker, P.A.
                                      2020 Charlotte Plaza
                                      201 S. College Street
                                      Charlotte, NC  28244


         To Brannon:                  Vernon B. Brannon
                                      5301 Mirabell Road
                                      Charlotte, NC  28226


         To Harris:                   Joseph M. Harris
                                      21120 Blakely Shores Drive
                                      Davidson, NC  28031


         To Antis:                    Phillip J. Antis
                                      2074 Cobblestone Lane
                                      Reston, VA 22091




         12. Binding Effect. This Agreement shall be binding not only upon the parties hereto, but also upon their heirs,

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executors, personal representatives, successors and/or permitted assigns; and
the parties hereby agree for themselves and their heirs, executors, personal representatives, successors and/or permitted assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of this Agreement. This Agreement may be amended or modified only by a unanimous vote of all parties then bound hereunder.


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         13.      Applicable Law.  This Agreement shall be governed by
the laws of the State of North Carolina and constitutes the entire agreement between the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and sealed, effective as of the day and year first above written.


                                  /s/ Vernon B. Brannon
                                    ____________________________(SEAL)
                                          VERNON B. BRANNON



                                  /s/ Joseph M. Harris     (SEAL)
                                  ------------------------------
                                        JOSEPH M. HARRIS



                                  /s/ Phillip J. Antis  (SEAL)
                                ------------------------------
                                        PHILLIP J. ANTIS



                                  HLM OF NORTH CAROLINA, P.C.



                               By: /s/ Joseph M. Harris
                                  ---------------------------
                                                   President



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